UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2007

EATON VANCE CORP.
(Exact name of registrant as specified in its charter)

Maryland	1-8100	04-2718215
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

255 State Street, Boston, Massachusetts		02109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

INFORMATION INCLUDED IN THE REPORT

Departure of Directors or Certain Officers; Election of Directors; Appointment of
Item 5.02	Certain Officers; CompensatoryArrangements of Certain Officers.

Effective November 1, 2007, James B. Hawkes, Chairman, Chief Executive Officer and Chief Sales and Marketing Officer, William M. Steul, Vice President, Treasurer and Chief Financial Officer and Alan R. Dynner, Vice President, Secretary and Chief Legal Officer of the Registrant have retired. Mr. Hawkes was also Chairman of the Board of Directors and Management Committee and Mr. Steul and Mr. Dynner were both members of the Management Committee.

Effective November 1, 2007, Thomas E. Faust Jr. has been appointed the Chairman and Chief Executive Officer of the Registrant. Mr. Faust, age 49, was elected President of the Company in January 2006 and has been Chief Investment Officer since November 2001. He was Executive Vice President of the Company from January 2000 through January 2006 and a Vice President of the Company from December 1987 to January 2000. He has been a Director of the Company since January 2002.

Effective November 1, 2007, Robert J. Whelan has been appointed Chief Financial Officer of the Registrant. Mr. Whelan, age 45, has served as Vice President and Director of Finance since March, 2007. Prior to joining Eaton Vance he served as the Executive Vice President and Chief Financial Officer of Boston Private Wealth Management Group since 2004. Before joining Boston Private, he was the Senior Vice President and Chief Financial Officer of MFS Investment Management. Previously he was an executive at BankBoston and at Deloitte & Touche Consulting Group. Mr. Whelan holds a B.A. from Bowdoin College and an M.B.A. from the Harvard Graduate School of Business Administration.

Effective November 1, 2007, John E. Pelletier has been appointed Chief Legal Officer of the Registrant. Mr. Pelletier, age 43, served as Chief Operating Officer and Executive Vice President of Natixis Global Associates since 2004. He was General Counsel of Natixis from 1997 to 2004. Prior to joining Natixis, Mr. Pelletier was Senior Vice President and General Counsel of Funds Distributor, Inc. and its corporate affiliates, and an attorney at Boston Company Advisors, Inc. Mr. Pelletier is a graduate of Assumption College and received J.D. and Master of Arts, Public Policy degrees from Duke University. He is a member of the Massachusetts Bar Association.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.
(Registrant)

Date:	November 1, 2007	/s/ Robert J. Whelan
Robert J. Whelan, Chief Financial Officer